Incorporated in the Cayman Islands

# Prime Skyline Limited

This is to certify that

is / are the registered shareholders of:

| No. of Shares | Type of Share | Par Value |
|---|---|---|
| | **Ordinary** | **USD** **0.0010000000** |
| Date of Record | Certificate Number | % Paid |
| | | **100.00** |

The above shares are subject to the Memorandum and Articles of Association of the Company and transferable in accordance therewith.

____________________ Director

____________________ Director / Secretary